Exhibit 16.1
August 31, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Gentlemen:
We have read and agree with the comments in Item 4.01 of the current report on Form 8-K of iCurie, Inc. dated August 31, 2005.
On January 1, 2005, we changed our name from Cordovano and Honeck, P.C. to Cordovano and Honeck, LLP.
/s/ Cordovano and Honeck, LLP
Cordovano and Honeck, LLP
Denver, Colorado
August 31, 2005